                                     SCHEDULE 14A
                                    (RULE 14A-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14a INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                                 EXCHANGE ACT OF 1934

Filed by the Registrant  / /

Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement         / / Confidential, for Use of the
                                             Commission Only (as permitted by
/ /  Definitive Proxy Statement              Rule 14a-6(e)(2))

/X/  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            ALLSTATE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                   (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     ALLSTATE FINANCIAL CORPORATION INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE
--------------------------------------------------------------------------------
       (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: ______

     (2)  Aggregate number of securities to which transaction applies: _________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________
          _____________________________________
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     (5)  Total fee paid: ______________________________________________________


/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: ______________________________________________


     (2)  Form, schedule or registration statement no.: ________________________

     (3)  Filing party: ________________________________________________________

     (4)  Date filed: __________________________________________________________

                            ALLSTATE FINANCIAL CORPORATION
                     INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE

                                                                  April 21, 1998


                          DO NOT BE MISLED BY CRAIG FISHMAN
                             AND HIS FEEBLE SCARE TACTICS


Dear Fellow Shareholder:

     A majority of Allstate's independent directors, as well as Allstate's largest shareholder, Value Partners, Ltd., believe that Craig Fishman has attempted to mislead you and has resorted to inflammatory scare tactics that have no merit. We believe that Fishman is resorting to desperate measures in an attempt to save his own job. We urge you to ignore Fishman's rhetoric and to consider the facts. Value Partners, which has been a shareholder since 1993 and last purchased stock in 1996, believes it is acting in the best interests of ALL shareholders by supporting the Committee's well-qualified nominees.

                    SHAREHOLDERS SUFFER WHILE THE FISHMANS BENEFIT

     - Allstate's financial performance over the last five years under the "leadership" of the Fishman family has been dismal, as evidenced by a five-year average return on equity of only 0.78%.

     - Total cash compensation of $3.3 million for the Fishman family for the last five years has exceeded by MORE THAN THREE TIMES the Company's total net income for the same period.

     - The STOCK PRICE DECLINED BY OVER 60% during the five years ended December 31, 1997.

     FISHMAN'S CLAIM THAT THE RECENT INCREASE IN THE STOCK PRICE REFLECTS HIS EFFORTS IS LUDICROUS!

     - Fishman takes credit for an increase in the stock price from $5.875 on July 1, 1996 to $8.25 on April 9, 1998.

     - Fishman fails to tell you that Allstate's stock primarily traded below $6.00 per share since Craig Fishman became President and was only $5.9375 on March 16, 1998. This was the date members of this Committee publicly filed a Schedule 13D announcing their intent to seek majority representation on the Board of Directors at the upcoming court-ordered meeting.

     - Following the filing of this Committee's Schedule 13D, the stock price increased by nearly 40%.

                      ALLSTATE'S FINANCIAL PERFORMANCE CONTINUES
                    TO BE POOR UNDER FISHMAN'S LACK OF LEADERSHIP

     In the view of the Committee, Fishman has grossly overstated his so-called accomplishments since July 1, 1996 and has conveniently ignored the following facts:

     - Net income for the September 30, 1997 quarter DECLINED 25.7% from the comparable 1996 quarter.

     - Net income for 1997's fourth quarter DECLINED 33.4% from the comparable 1996 quarter.

     - Over $600,000 of Allstate's pre-tax income for 1997 was due to the receipt of funds from a former Allstate client that had been previously attached by the Internal Revenue Service, including accrued interest of at least $200,000. The Committee views this recovery as a one-time event.

     - Excluding provisions for credit losses, Allstate's pre-tax income DECLINED 23.5% in 1997 and 27.1% in 1996 from the respective prior years.

     - Earned discounts, Allstate's primary source of revenues, DECLINED 25.8% in 1997 from 1996.

     - A single client accounted for 35% of Allstate's total earned discounts in 1997.

     - Net finance receivables, Allstate's primary earning asset, DECLINED in 1997.

     - Compensation and fringe benefits as a percent of total revenue increased to 30.9% in 1997 from 26.8% in 1996 and 24.6% in 1995.


               THIS FIGHT RESULTED FROM THE COMMITTEE'S BELIEF THAT THE
             MANAGEMENT DIRECTORS BREACHED THEIR PROMISES TO SHAREHOLDERS

     Messrs. Campbell, McNally and Savage reached agreement with the Fishman family and their followers on the Board on September 24, 1997 to implement corporate governance reforms following the 1997 annual shareholders' meeting held on November 18, 1997, including a new independent Chairman of the Board and an Executive Committee that would have a majority of its members consisting of independent directors. This agreement was described in Allstate's proxy statement for its 1997 annual meeting.

     After the 1997 annual meeting, the management directors failed to honor their promises to shareholders in the opinion of the Committee by rejecting the corporate governance reforms described in Allstate's proxy statement for such annual meeting. Messrs. Campbell, McNally and Savage then sought the assistance of Allstate's largest shareholder, Value Partners, to invalidate the 1997 election. These individuals and Value


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Partners filed a lawsuit against Allstate in the Circuit Court of Arlington
County. On March 4, 1998, the court granted the Committee's Motion for Summary Relief by ordering an election of Allstate's directors be held on May 12, 1998. The Committee believes that its victory in the lawsuit has provided ALL shareholders with an opportunity to elect directors who will honor their promises to shareholders.


                  COURT-ORDERED MEETING OVER MANAGEMENT'S OBJECTIONS

     - The Circuit Court judge stated that the vote at the 1997 election was not fair and that "...the best thing to do would be to have another election. I don't think this was fair and I think the only way on balance to correct it is to have another election."

     - Management fought having another meeting of shareholders so soon, and its counsel argued that having a meeting in May "SENDS A MESSAGE LOUD AND CLEAR TO THE INVESTING COMMUNITY SOMETHING IS WRONG WITH THIS COMPANY." We agree.


     ELECTION OF THE COMMITTEE NOMINEES WILL BENEFIT ALL SHAREHOLDERS, EXCEPT THE FISHMAN FAMILY AND EUGENE HASKIN

     The Independent Shareholder/Directors Committee believes that election of the Committee's nominees will benefit ALL shareholders in the following ways:

          - provide quality leadership and restore integrity to the full Board of Directors;
          - eliminate high compensation for poor performance, including terminating the contracts with Leon Fishman and Craig Fishman;
          - eliminate the affiliated transactions that the Fishman family and Eugene Haskin engage in with your Company; and
          - engage in prudent underwriting of loans in niche businesses where Allstate can compete effectively against larger, better capitalized companies.


                     THE COMMITTEE'S NOMINEES ARE WELL-QUALIFIED

     All five of our nominees have experience on the Board of Directors of your Company and have previously been approved by both the Board of Directors and Allstate's shareholders. The Committee's nominees have substantial experience in the financial services industry with companies significantly larger than Allstate and have not been hand-picked by Value Partners.

     SCOTT BARTLETT AND ED MCNALLY - Mr. Bartlett was Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee at National Westminster Bank USA from 1984 to 1990, and Mr. McNally was Senior Vice President of the Bank


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

prior to 1991. Mr. Bartlett managed the bank's credit functions and was responsible for an $11 billion portfolio, and Mr. McNally specialized in loans to equipment leasing, commercial finance and other companies. Mr. Bartlett was an independent director of Allstate from December 1993 to February 1995 and is currently a director of Harvard Industries, Inc., NVR, Inc., Data Services and Solutions, Inc., MTB Bank, The Bibb Company, and Janus American Group, Inc.
Mr. McNally was originally recommended to the Board by Allstate's Executive Vice President.

     DAVE CAMPBELL AND BILL SAVAGE - Mr. Campbell was President and Chief Executive Officer of Ameribanc Savings Bank, a $1 billion institution in Annandale, Virginia, from 1990 to 1995, and a Trustee of its parent holding company Ameribanc Investors Group from 1992 to 1995. Mr. Savage was the Chief Executive Officer and Trustee of Ameribanc Investors Group prior to 1990. Messrs. Campbell and Savage were originally nominated to Allstate's Board in 1995 by Scoggin Capital Management.

     LINDSAY TRITTIPOE - Mr. Trittipoe was Vice President/Capital Markets of Wheat First Securities (now Wheat First Union) from 1995 to 1997 and is currently the President of a recently organized commercial finance company. Mr. Trittipoe has purchased with his own funds more than 71,000 shares of Allstate's common stock, and he personally owns more stock than all of management's nominees combined.

     The Committee believes that its nominees have made constructive proposals as Board members, which have been either rejected by Fishman or now claimed by Fishman to be his ideas.

     Now that members of the Committee are trying to implement reforms and improve Allstate for the benefit of ALL shareholders, the Fishman family is fighting the re-election of our nominees in what we believe is an attempt to save Leon and Craig Fishman's jobs.


                        DON'T BELIEVE FISHMAN'S SCARE TACTICS

     Fishman alleges that the election of the Committee's nominees will result in drastic repercussions, instability and adverse effects, which allegations the Committee believes are completely baseless and without merit for the following reasons:

     - Allstate's major lender under a $25 million secured credit facility indicated, in a meeting with members of the Committee on April 10, 1998, that it has no present intent to withdraw the credit facility if the Committee's nominees are elected.

     - Holders of more than 75% of Allstate's $5.0 million Convertible Subordinated Notes, including Scoggin Capital Management and Value Partners, have indicated in writing that they presently do not intend to have their notes redeemed if the Committee's nominees are elected.


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

     - The Committee intends to maintain in effect the current employment agreements with five of Allstate's executive officers. Only Leon Fishman, who received $228,713 in 1997 for part-time work, and his son Craig Fishman have to worry about losing their current employment arrangements, and the Committee believes they can be easily replaced.


                               YOUR VOTE IS IMPORTANT!

     We need your help to implement the reforms to Allstate's Board which we believe are necessary to improve its corporate performance. If you agree with us that (i) the Company's common stock has substantially underperformed the market, (ii) the Company's financial performance is poor, and (iii) executive compensation is therefore too high, then we urge you to vote FOR the Committee's nominees on the enclosed WHITE proxy card.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your WHITE proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. Please do not sign any gold proxy card sent to you by the Company. Remember, only your latest dated proxy card counts.

     We need your support to enable us to provide effective leadership and oversight ON BEHALF OF ALL THE COMPANY'S SHAREHOLDERS.


Timothy G. Ewing                David W. Campbell          William H. Savage
Value Partners, Ltd.            Independent Director       Independent Director








C. Scott Bartlett, Jr.          Edward A. McNally          Lindsay B. Trittipoe
Former Independent Director     Independent Director       Independent Director



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

--------------------------------------------------------------------------------

                                      IMPORTANT

          Your vote is important. Regardless of the number of shares of Allstate common stock you own, please vote as recommended by the Independent Shareholders/Directors Committee by taking these two simple steps:

     1. PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.


     2. PLEASE DO NOT RETURN ANY PROXY CARDS SENT TO YOU BY ALLSTATE FINANCIAL CORPORATION.



          IF YOU VOTED ALLSTATE'S PROXY CARD BEFORE RECEIVING THE COMMITTEE'S WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

          If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE card on your behalf. You should also promptly sign, date and mail your WHITE card when you receive it from your broker. Please do so for each separate account you maintain.

          You should return your WHITE proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

          IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE AT 1-800-859-8509.

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

ALLSTATE FINANCIAL CORPORATION                                   REVOCABLE PROXY
INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE

     THIS PROXY IS SOLICITED ON BEHALF OF THE ALLSTATE FINANCIAL CORPORATION INDEPENDENT SHAREHOLDERS/DIRECTORS COMMITTEE (THE "COMMITTEE") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF ALLSTATE FINANCIAL CORPORATION (THE "COMPANY") TO BE HELD ON MAY 12, 1998 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned, being a stockholder of the Company as of April 7, 1998, hereby authorizes the Committee or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia, on Tuesday, May 12, 1998 at 11:00 a.m., Eastern Time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.   ELECTION OF DIRECTORS


   / /   FOR all nominees listed    / /     WITHHOLD AUTHORITY
         below (except as marked            for all nominees listed
         to the contrary below)             below

Nominees for a one-year term: C. Scott Bartlett, Jr., David W. Campbell, Edward
       A. McNally, William H. Savage, and Lindsay B. Trittipoe

(INSTRUCTION: To withhold authority to vote for one or more but less than all of the nominees, cross-out the name of the nominee(s) set forth above.)

     In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

                     (To be signed and dated on the reverse side)

     The Committee recommends that you vote FOR the nominees of the Independent Shareholders/Directors Committee listed on the reverse side. Shares of common stock of the Company will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE COMMITTEE'S NOMINEES TO THE BOARD OF DIRECTORS AND OTHERWISE AT THE DISCRETION OF THE PROXIES. This proxy may not be voted for any person who is not a nominee of the Committee. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

     The undersigned hereby acknowledges receipt of the Committee's Proxy Statement for the Annual Meeting.


                                        Dated:                  , 1998
                                                ----------------


                                        ----------------------------------------


                                        ----------------------------------------
                                        Signature(s)


                                        PLEASE SIGN THIS EXACTLY AS YOUR NAME(S)
                                        APPEAR(S) ON THIS PROXY.  WHEN SIGNING
                                        IN A REPRESENTATIVE CAPACITY, PLEASE
                                        GIVE TITLE.  WHEN SHARES ARE HELD
                                        JOINTLY, ONLY ONE HOLDER NEED SIGN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.